EX.(d)(3)(i)

                       TERMINATION OF MANAGEMENT CONTRACT
                            DATED AS OF JUNE 01, 2001

         TERMINATION of Management Contract dated December 28, 1994 between Morgan Grenfell Investment Trust, a Delaware business trust (the "Trust"), and Deutsche Asset Management, Inc. (referred to in the Management Contract by its former name, Morgan Grenfell Capital Management Inc. (the "Management Contract").

         WHEREAS, the Smaller Companies Fund has ceased to be registered as a series of the Trust as of June 1, 2001 (referred to in the Management Contract by its former name, Morgan Grenfell Smaller Companies Fund) transferred its assets and ceased operations as of May 31, 2001.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the Trust and the Manager agree that the Management Contract is hereby terminated as of June 1, 2001.

         IN WITNESS WHEREOF, the parties hereto have caused this termination to be executed by their duly authorized officers as of the date first set forth above.

ATTEST:                             MORGAN GRENFELL INVESTMENT TRUST


______________________              By: ____________________________
Name:  Daniel O. Hirsch             Name:  Richard T. Hale
Title: Secretary                    Title: President

ATTEST:                             DEUTSCHE ASSET MANAGEMENT, INC.


______________________              By: ____________________________
Name:     Daniel O. Hirsch          Name:  Richard T. Hale
Title:    Vice President            Title: Vice President

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